EXHIBIT 99.1
FOR IMMEDIATE RELEASE

Contact:
Investors: Scott Phipps, Manager, Investor Relations, (210) 283-2882

Media: Natalie Silva, Manager, Public Relations, (210) 283-2729
Tesoro Corporation Announces Record First Quarter Results
     SAN ANTONIO — May 3, 2007 -Tesoro Corporation (NYSE:TSO) today reported record first quarter net income of $116 million, or $1.67 per share, compared to $43 million, or $0.61 per share in the first quarter of 2006. In addition, the Board of Directors approved on Tuesday, May 1st, a two-for-one stock split and a doubling of the quarterly cash dividend.
     Refining operating income for the quarter was $256 million, representing significant year-over-year income improvement despite turnarounds at our Martinez, California (“Golden Eagle”) and Salt Lake City, Utah refineries. Total refining throughput averaged 465 thousand barrels per day (“Mbpd”) in the 2007 quarter compared to 497 Mbpd during the 2006 quarter reflecting the scheduled turnarounds and unplanned downtime at our Golden Eagle refinery related to additional discovery work.
     In the U.S., refining margins remained above historical levels due to continued high product demand coupled with heavy scheduled industry turnarounds and unplanned

Tesoro Reports First Quarter Results
outages as well as lower gasoline imports due to production cuts in Europe.
     On the West Coast, first quarter benchmark margins averaged $30 a barrel and were 75 percent higher than the first quarter of 2006. By contrast Gulf Coast benchmark margins rose only around 20 percent.
     “Strong demand and low inventories in the Pacific Northwest and Mid-Continent regions allowed us to maximize our product output in what is typically a period of lower utilization,” said Bruce Smith, Chairman, President and CEO. “The strong economy has increased the demand for transportation fuels and the production of these fuels has become more complex due to new low sulfur standards. We feel that such factors may change the dynamics of our future operating plans enabling higher throughput rates during the upcoming fall and winter months,” said Smith.
     The company expects to complete several income-generating projects in the second quarter. The Alaska diesel desulphurization unit, which is capable of upgrading high sulfur diesel into ultra low sulfur diesel, is scheduled to be completed in May. The Amorco wharf project, which allows the Golden Eagle refinery to bring in up to 100 percent of its crude oil requirements through waterborne facilities, is expected to be completed late in the quarter. These efforts, along with the other organic projects currently underway, are expected to contribute $75 million in additional EBITDA this year assuming a 2004 to 2006 margin environment.
     Following the anticipated May closing of the acquisition of the Los Angeles refinery, total CARBOB production within the Company’s system is anticipated to be approximately 145 Mbpd for the second quarter. The benchmark margin for CARBOB gasoline less ANS crude oil averaged $43 per barrel for the month of April. “We see our West Coast refineries as one large refinery system, connected by our shipping assets. We

Tesoro Reports First Quarter Results
seek to optimize this system to produce high-demand products. The Los Angeles refinery will fill a significant role in the system beginning this quarter and provide additional opportunities to upgrade products throughout our network,” said Smith.
     The Company’s cash balance at the end of March was $829 million. Capital expenditures, including turnaround, for the first quarter were $206 million. Total capital expenditures for the year are expected to be approximately $900 million (including refinery turnarounds and other maintenance costs of approximately $125 million). The increased spending reflects $125 million for the Los Angeles refinery, $100 million to accelerate spending originally planned in 2008 for the Golden Eagle coker modification project and $25 million for additional spending related to our turnarounds that were completed during the first quarter and other projects. The total estimate for the coker modification project remains between $475 and $525 million. During 2007, the Company will continue to focus on capital projects that improve safety and reliability, enhance our crude oil flexibility, improve clean product yields and increase energy efficiency. Although the program for 2007 capital expenditures has increased, the Company expects cash flow from operations will be sufficient to fund that program, pay dividends, contribute $900 million to the acquisitions and meet our goal to reduce the debt to capitalization ratio to 40% by the end of 2007.

Tesoro Reports First Quarter Results
Public Invited to Listen to Analyst Conference Call via Internet
     At 9:30 a.m., CDT, Thursday, May 3rd, 2007, Tesoro will broadcast, live, its conference call with analysts regarding first quarter 2007 results. Interested parties may listen to the live conference call over the Internet by logging on to Tesoro’s Internet site at http://www.tsocorp.com.
     Tesoro Corporation, a Fortune 150 Company, is an independent refiner and marketer of petroleum products. Tesoro operates six refineries in the western United States with a combined capacity of approximately 560,000 barrels per day. Tesoro’s retail-marketing system includes over 600 branded retail stations, of which over 325 are company owned and operated under the Tesoro® , Mirastar® and USA® brands.
     This earnings release contains certain statements that are “forward-looking” statements concerning our 2007 cash flows, seasonality, the amount of capital expenditures and anticipated benefits from our acquisitions and capital projects within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. For more information concerning factors that could affect these statements see our annual report on Form 10-K and quarterly reports on Form 10-Q, filed with the Securities and Exchange Commission. We undertake no obligation to publicly release the result of any revisions to any such forward-looking statements that may be made to reflect events or circumstances that occur, or which we become aware of, after the date hereof.
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TESORO CORPORATION
STATEMENTS OF CONSOLIDATED OPERATIONS
(Unaudited)
(In millions except per share amounts)

	Three Months Ended
	March 31,
	2007	2006
Revenues	$3,876	$3,877

Costs and Expenses:
Costs of sales and operating expenses	3,548	3,689
Selling, general and administrative expenses	69	40
Depreciation and amortization	69	60
Loss on asset disposals and impairments	2	7

Operating Income	188	81
Interest and Financing Costs	(17)	(20)
Interest Income and Other	14	10

Earnings Before Income Taxes	185	71
Income Tax Provision	69	28

Net Earnings	$116	$43

Net Earnings Per Share:
Basic	$1.72	$0.63
Diluted	$1.67	$0.61

Weighted Average Common Shares:
Basic	67.6	68.5
Diluted	69.4	70.6

TESORO CORPORATION
SELECTED OPERATING SEGMENT DATA
(Unaudited)
(In millions)

	Three Months Ended
	March 31,
	2007	2006
Operating Income (Loss)
Refining	$256	$125
Retail	(11)	(12)

Total Segment Operating Income	245	113
Corporate and Unallocated Costs	(57)	(32)

Operating Income	188	81
Interest and Financing Costs	(17)	(20)
Interest Income and Other	14	10

Earnings Before Income Taxes	$185	$71

Depreciation and Amortization
Refining	$62	$54
Retail	4	4
Corporate	3	2

Depreciation and Amortization	$69	$60

Capital Expenditures
Refining	$131	$55
Retail	1	1
Corporate	8	2

Capital Expenditures	$140	$58

BALANCE SHEET DATA
(Unaudited)
(Dollars in millions)

	March 31,	December 31,
	2007	2006
Cash and Cash Equivalents	$829	$986
Total Assets	$6,076	$5,904
Total Debt	$1,049	$1,046
Total Stockholders’ Equity	$2,631	$2,502
Total Debt to Capitalization Ratio	29%	29%

TESORO CORPORATION
OPERATING DATA
(Unaudited)

	Three Months Ended
	March 31,
	2007	2006
REFINING SEGMENT
Total Refining Segment
Throughput (thousand barrels per day)
Heavy crude	230	244
Light crude	217	238
Other feedstocks	18	15

Total Throughput	465	497

Yield (thousand barrels per day)
Gasoline and gasoline blendstocks	192	234
Jet fuel	63	69
Diesel fuel	103	100
Heavy oils, residual products, internally produced fuel and other	120	114

Total Yield	478	517

Refining Margin ($/throughput bbl) (a)
Gross	$12.80	$8.52
Manufacturing cost before depreciation and amortization (a)	$4.47	$3.77

Segment Operating Income ($ millions)
Gross refining margin (after inventory changes) (b)	$565	$395
Expenses
Manufacturing costs	187	169
Other operating expenses	50	39
Selling, general and administrative	8	5
Depreciation and amortization (c)	62	54
Loss on asset disposals and impairments	2	3

Segment Operating Income	$256	$125

Refined Product Sales (thousand barrels per day) (d)
Gasoline and gasoline blendstocks	252	271
Jet fuel	89	91
Diesel fuel	114	125
Heavy oils, residual products and other	86	82

Total Refined Product Sales	541	569

Refined Product Sales Margin ($/barrel) (d)
Average sales price	$75.80	$73.36
Average costs of sales	64.13	65.78

Refined Product Sales Margin	$11.67	$7.58

(a)	Management uses gross refining margin per barrel to evaluate performance, allocate resources and compare profitability to other companies in the industry. Gross refining margin per barrel is calculated by dividing gross refining margin before inventory changes by total refining throughput and may not be calculated similarly by other companies. Management uses manufacturing costs per barrel to evaluate the efficiency of refinery operations and allocate resources. Manufacturing costs per barrel is calculated by dividing manufacturing costs by total refining throughput and may not be comparable to similarly titled measures used by other companies. Investors and analysts use these financial measures to help analyze and compare companies in the industry on the basis of operating performance. These financial measures should not be considered as alternatives to segment operating income, revenues, costs of sales and operating expenses or any other measure of financial performance presented in accordance with accounting principles generally accepted in the United States of America.

(b)	Gross refining margin is calculated as revenues less costs of feedstocks, purchased refined products, transportation and distribution. Gross refining margin approximates total refining segment throughput times gross refining margin per barrel, adjusted for changes in refined product inventory due to selling a volume and mix of product that is different than actual volumes manufactured. The adjustment for changes in refined product inventory resulted in an increase in gross refining margin of $29 million and $14 million for the three months ended March 31, 2007 and 2006, respectively. Gross refining margin also includes the effect of intersegment sales to the retail segment at prices which approximate market.

(c)	Includes manufacturing depreciation and amortization per throughput barrel of approximately $1.40 and $1.11 for the three months ended March 31, 2007 and 2006, respectively.

(d)	Sources of total refined product sales include products manufactured at the refineries and refined products purchased from third parties. Total refined product sales margin includes margins on sales of manufactured and purchased refined products and the effects of inventory changes.

TESORO CORPORATION
OPERATING DATA
(Unaudited)

	Three Months Ended
	March 31,
	2007	2006
Refining By Region
California (Golden Eagle) (e)
Throughput (thousand barrels per day)
Heavy crude	108	139
Light crude	—	5
Other feedstocks	3	8

Total Throughput	111	152

Yield (thousand barrels per day)
Gasoline and gasoline blendstocks	42	91
Diesel fuel	29	37
Heavy oils, residual products, internally produced fuel and other	43	34

Total Yield	114	162

Refining Margin ($/throughput bbl)
Gross	$18.27	$13.26
Manufacturing cost before depreciation and amortization	$9.62	$6.06

Pacific Northwest (Alaska & Washington)
Throughput (thousand barrels per day)
Heavy crude	98	84
Light crude	61	66
Other feedstocks	12	4

Total Throughput	171	154

Yield (thousand barrels per day)
Gasoline and gasoline blendstocks	74	65
Jet fuel	29	29
Diesel fuel	30	20
Heavy oils, residual products, internally produced fuel and other	43	45

Total Yield	176	159

Refining Margin ($/throughput bbl)
Gross	$13.16	$7.20
Manufacturing cost before depreciation and amortization	$2.95	$3.18

Mid-Pacific (Hawaii)
Throughput (thousand barrels per day)
Heavy crude	24	21
Light crude	59	65

Total Throughput	83	86

Yield (thousand barrels per day)
Gasoline and gasoline blendstocks	22	22
Jet fuel	25	29
Diesel fuel	14	13
Heavy oils, residual products, internally produced fuel and other	24	24

Total Yield	85	88

Refining Margin ($/throughput bbl)
Gross	$4.02	$3.23
Manufacturing cost before depreciation and amortization	$2.03	$1.56

(e)	The Company experienced reduced throughput and yield levels during scheduled maintenance turnarounds for the Golden Eagle refinery during the 2007 and 2006 first quarters and the Utah refinery during the 2007 first quarter.

TESORO CORPORATION
OPERATING DATA
(Unaudited)

	Three Months Ended
	March 31,
	2007	2006
Mid-Continent (North Dakota & Utah) (e)
Throughput (thosand barrels per day)
Light crude	97	102
Other feedstocks	3	3

Total Throughput	100	105

Yield (thousand barrels per day)
Gasoline and gasoline blendstocks	54	56
Jet fuel	9	11
Diesel fuel	30	30
Heavy oils, residual products, internally produced fuel and other	10	11

Total Yield	103	108

Refining Margin ($/throughput bbl)
Gross	$13.33	$8.17
Manufacturing cost before depreciation and amortization	$3.35	$3.18

TESORO CORPORATION
OPERATING DATA
(Unaudited)

	Three Months Ended
	March 31,
	2007	2006
RETAIL SEGMENT
Number of Stations (end of period)
Company-operated	194	210
Branded jobber/dealer	270	260

Total Stations	464	470

Average Stations (during period)
Company-operated	194	210
Branded jobber/dealer	268	263

Total Average Retail Stations	462	473

Fuel Sales (millions of gallons)
Company-operated	57	59
Branded jobber/dealer	47	40

Total Fuel Sales	104	99

Fuel Margin ($/gallon) (f)	$0.11	$0.15
Merchandise Sales ($ millions)	$31	$32
Merchandise Margin ($ millions)	$8	$8
Merchandise Margin %	26%	25%

Segment Operating Loss ($ millions)
Gross Margins
Fuel (g)	$12	$15
Merchandise and other non-fuel margin	8	9

Total Gross Margins	20	24

Expenses
Operating expenses	20	22
Selling, general and administrative	7	6
Depreciation and amortization	4	4
Loss on asset disposals and impairments (h)	—	4

Segment Operating Loss	$(11)	$(12)

(f)	Management uses fuel margin per gallon to compare profitability to other companies in the industry. Investors and analysts use fuel margin per gallon to help analyze and compare companies in the industry on the basis of operating performance. Fuel margin per gallon is calculated by dividing fuel gross margin by fuel sales volumes. Fuel margin per gallon may not be calculated similarly by other companies.

(g)	Includes the effect of intersegment purchases from the refining segment at prices which approximate market.

(h)	Represents an impairment charge of $4 million for the three months ended March 31, 2006 related to the sale of 13 retail sites in August 2006.